EXHIBIT 99.1

GBT Reports Fourth Quarter and Full Year 2021 Financial Results

Achieved Oxbryta® (voxelotor) net revenues of $56.1 million in the fourth quarter and $194.7 million for full year 2021, a 57% increase year over year

Executed on key growth opportunities highlighted by pediatric label expansion in the U.S., marketing authorization for ages 12 and over in the EU, and advancement of R&D pipeline

Strong balance sheet with cash and investments totaling $734.8 million at year end

Conference call today at 4:30 p.m. ET

SOUTH SAN FRANCISCO, Calif., Feb. 23, 2022 (GLOBE NEWSWIRE) -- Global Blood Therapeutics, Inc. (GBT) (NASDAQ: GBT) today reported financial results for the fourth quarter and year ended December 31, 2021, and recent business progress.

“2021 was a momentous year for GBT as we continued to grow the net number of patients on Oxbryta in the U.S., while making progress on our work to expand access to this innovative medicine to more patients and advance our R&D pipeline in sickle cell disease,” said Ted W. Love, M.D., president and chief executive officer of GBT. “Despite ongoing headwinds from COVID-19, including surges in cases caused by new variants, the fundamentals of our launch are strong and reflect the dedication of our team. We are building positive momentum with several key growth initiatives for Oxbryta, highlighted by new real-world evidence presented at December’s ASH annual meeting, the FDA approval expanding Oxbryta’s label to include patients as young as 4 years old in the U.S., and a groundbreaking marketing authorization in the EU.”

“We believe GBT has the most comprehensive pipeline in SCD and we are making excellent progress with our lead development programs based on the compelling data that we generated in 2021. This included positive Phase 1 proof-of-concept data for GBT601 presented at ASH, which we believe demonstrated its potential to improve clinical outcomes in people living with SCD, while reducing pill burden. We plan to initiate a Phase 2 trial for GBT601 by mid-2022 as we work to rapidly advance this exciting program. In addition, patient enrollment is ongoing in our two Phase 3 trials of inclacumab, our P-selectin inhibitor that is being studied as a quarterly dosed intervention to reduce both the frequency of painful vaso-occlusive crises and related hospital readmissions,” added Dr. Love.

Recent Business Progress

Commercial

  Achieved Oxbryta® (voxelotor) net sales of $56.1 million in the fourth quarter, an increase of 36% year over year. On a sequential basis, sales increased 8%, primarily driven by patient demand. Net sales for the full year 2021 were $194.7 million, an increase of 57% year over year. The net number of patients taking Oxbryta increased compared to the prior quarter and has increased each quarter since launch.
  Recorded approximately 800 new prescriptions for Oxbryta in the fourth quarter. GBT continues to believe that when the COVID-19 pandemic subsides, the number of new Oxbryta prescriptions will improve incrementally. GBT anticipates that eventually, in future periods, new prescriptions will surpass pre-COVID-19 levels.
  Received U.S. Food and Drug Administration (FDA) approval of a supplemental New Drug Application (sNDA) for Oxbryta for the treatment of SCD in children ages 4 to less than 12 years and of a separate New Drug Application (NDA) for a new dispersible, once-daily tablet dosage form suitable for patients ages 4 to less than 12 years, which became available to patients in early January. With the expanded label, Oxbryta now has the potential to reach more than 100,000 SCD patients in the U.S.1
  Oxbryta continues to have broad payer coverage for patients ages 12 years and older, with more than 90% of covered lives having access through their healthcare plans. For patients ages 4 to less than 12 years, GBT anticipates achieving broad coverage by mid-2022.

Clinical

  Presented six posters at the American Society of Hematology (ASH) Annual Meeting & Exposition in December 2021, including positive results of a large real-world experience study of Oxbryta and long-term data from the open-label extension of the Phase 3 HOPE trial.
  Also at ASH, presented proof of concept results from a Phase 1 trial of GBT021601 (GBT601), the company’s investigational next-generation sickle hemoglobin (HbS) polymerization inhibitor. GBT believes these positive data support the continued development of GBT601 and anticipates initiating a Phase 2 trial of GBT601 by mid-2022.
  GBT’s ASH posters also covered an analysis of data from the Phase 1 trial of inclacumab in healthy volunteers.
  Enrollment is ongoing in two global, randomized, placebo-controlled, pivotal Phase 3 trials, collectively named THRIVE, evaluating the safety and efficacy of inclacumab, GBT’s P-selectin inhibitor, for the potential reduction of vaso-occlusive crisis (VOC) frequency and VOC-related hospital readmissions.
  In February 2022, initiated two randomized, double-blind, placebo-controlled, multicenter trials studying the treatment effect of Oxbryta. The Phase 3b trial will evaluate neurocognitive function in pediatric and adolescent SCD patients (ages 8 to 18 years) and the Phase 4 trial will evaluate cerebral blood flow in adult and adolescent SCD patients (ages 12 to 30 years).

Corporate

  Received European Commission (EC) marketing authorization for Oxbryta for the treatment of hemolytic anemia due to sickle cell disease in adult and pediatric patients 12 years of age and older as monotherapy or in combination with hydroxycarbamide (hydroxyurea). This approval means Oxbryta has received marketing authorization in all European Union member states, as well as in Iceland, Liechtenstein and Norway. In the United Kingdom, GBT has submitted a Marketing Authorization Application (MAA) to the Medicines and Healthcare products Regulatory Agency (MHRA) for a Great Britain marketing authorization using the EC Decision Reliance Procedure.
  Received a positive scientific opinion for Oxbryta under the Early Access to Medicines Scheme (EAMS) from the United Kingdom’s MHRA, which means that those patients living with SCD and meeting the eligibility criteria may gain early, pre-license access to Oxbryta, while the MHRA completes its review of the MAA.
  Strengthened the company’s leadership team with the appointment of Alain Romero, Ph.D., an accomplished leader with 30 years of development and clinical experience, as senior vice president, head of medical affairs.
  Supported the ASH Research Collaborative Data Hub SCD program with a grant of $400,000 to help expand SCD real-world data gathering in the U.S.
  Strengthened the company’s balance sheet by executing financing activities that raised net cash proceeds of approximately $384 million. GBT completed an offering of $345 million of Convertible Senior Notes due 2028 and entered into privately negotiated capped call transactions to reduce potential dilution to GBT’s common stock. The company also amended its term loan with funds managed by Pharmakon Advisors LP to increase the loan by an additional $100 million and to extend the interest-only payment period to March 31, 2025 and the maturity date to December 17, 2027.
  Included in the 2022 Bloomberg Gender-Equality Index (GEI) for the second consecutive year. The GEI measures gender equality across five pillars: female leadership and talent pipeline, equal pay and gender pay parity, inclusive culture, anti-sexual harassment policies, and pro-women brand. GBT was one of 418 companies across 11 sectors globally, including one of 23 in healthcare, to be included.

Financial Results for the Fourth Quarter and Year-End 2021
Total net product sales for the fourth quarter of 2021 were $56.1 million, resulting from sales of Oxbryta, compared to $41.3 million for the fourth quarter of 2020. Total net product sales for the full year 2021 were $194.7 million, compared with $123.8 million for the same period in 2020.

Cost of sales for the three months ended December 31, 2021, was $1.2 million, compared with $1.0 million for the same period in 2020. Total cost of sales for the full year 2021 was $3.3 million, compared with $2.0 million for the same period in 2020. Manufacturing costs incurred prior to FDA approval of Oxbryta in November 2019 were previously recorded as research and development expense in the company’s consolidated statement of operations. GBT expects the cost of Oxbryta sales as a percentage of revenue will increase in future periods as product manufactured prior to FDA approval, and therefore fully expensed, is completely utilized.

Research and development (R&D) expenses for the three months ended December 31, 2021, were $59.0 million, compared with $41.1 million for the same period in 2020. R&D expenses for the year ended December 31, 2021, were $212.1 million, compared with $155.1 million for the same period in 2020. The increase in R&D expenses for both comparative periods was primarily due to an increase in external costs related to the company’s inclacumab program, including a clinical milestone payment of $5.3 million incurred in the fourth quarter of 2021, as well as the preclinical, Oxbryta and GBT601 programs. Total R&D non-cash stock compensation expense incurred for the three months ended December 31, 2021, was $4.4 million, compared with $3.7 million for the same period in 2020. Total R&D non-cash stock compensation expense incurred for the year ended December 31, 2021, was $21.3 million, compared with $18.1 million for the same period in 2020.

Sales, general, and administrative (SG&A) expenses for the three months ended December 31, 2021, were $78.9 million, compared with $58.6 million for the same period in 2020. SG&A expenses for the year ended December 31, 2021, were $267.0 million, compared with $210.9 million for the same period in 2020. The increase in SG&A expenses for both comparative periods was primarily attributable to increased professional and consulting services associated with the company’s commercial operations for Oxbryta and employee-related costs, including non-cash stock compensation expense. Total SG&A non-cash stock compensation expense incurred in the three months ended December 31, 2021, was $13.7 million, compared with $14.3 million for the same period in 2020. Total SG&A non-cash stock compensation expense incurred in the year ended December 31, 2021, was $57.4 million, compared with $53.4 million for the same period in 2020.

Net loss for the three months ended December 31, 2021, was $87.6 million, compared with $61.8 million for the same period in 2020. Basic and diluted net loss per share for the three months ended December 31, 2021, was $1.36, compared with $1.00 for the same period in 2020. Net loss for the year ended December 31, 2021, was $303.1 million, compared with $247.6 million for the same period in 2020. Basic and diluted net loss per share for the year ended December 31, 2021, was $4.81, compared with $4.04 for the same period in 2020.

Cash, cash equivalents, and marketable securities totaled $734.8 million at December 31, 2021, compared with $560.9 million at December 31, 2020.

Conference Call Details
GBT will host a conference call today, Wednesday, February 23, 2022, at 4:30 p.m. ET to discuss the financial results for the fourth quarter and full year 2021 and provide a general business update. To participate in the conference call, please dial 877-407-3982 (domestic) or +1 201-493-6780 (international). A live audio webcast of the conference call can be accessed on GBT’s website at www.gbt.com in the Investors section. An archived audio webcast will be available for one month following the event.

About Sickle Cell Disease
Sickle cell disease (SCD) affects more than 100,000 people in the United States,1 an estimated 52,000 people in Europe,2 and millions of people throughout the world, particularly among those whose ancestors are from sub-Saharan Africa.3 It also affects people of Hispanic, South Asian, Southern European and Middle Eastern ancestry.4 SCD is a lifelong inherited rare blood disorder that impacts hemoglobin, a protein carried by red blood cells that delivers oxygen to tissues and organs throughout the body.4 Due to a genetic mutation, individuals with SCD form abnormal hemoglobin known as sickle hemoglobin. Through a process called hemoglobin polymerization, red blood cells become sickled – deoxygenated, crescent-shaped and rigid.4,5,6 The sickling process causes hemolytic anemia (low hemoglobin due to red blood cell destruction) and blockages in capillaries and small blood vessels, which impede the flow of blood and oxygen delivery throughout the body. The diminished oxygen delivery to tissues and organs can lead to life-threatening complications, including stroke and irreversible organ damage.5,6,7,8 Complications of SCD begin in early childhood and can include neurocognitive impairment, acute chest syndrome, and silent and overt stroke, among other serious issues.9

About Oxbryta® (voxelotor)
Oxbryta (voxelotor) is an oral, once-daily therapy for patients with sickle cell disease (SCD). Oxbryta works by increasing hemoglobin’s affinity for oxygen. Since oxygenated sickle hemoglobin does not polymerize, Oxbryta inhibits sickle hemoglobin polymerization and the resultant sickling and destruction of red blood cells leading to hemolysis and hemolytic anemia, which are primary pathologies faced by every single person living with SCD. Through addressing hemolytic anemia and improving oxygen delivery throughout the body, GBT believes that Oxbryta has the potential to modify the course of SCD.

In November 2019, the U.S. Food and Drug Administration (FDA) granted accelerated approval for Oxbryta tablets for the treatment of SCD in adults and children 12 years of age and older, and in December 2021, the FDA expanded the approved use of Oxbryta for the treatment of SCD in patients 4 years of age and older in the United States.10 As a condition of accelerated approval for patients ages 4 and older in the United States, GBT will continue to study Oxbryta in the HOPE-KIDS 2 Study, a post-approval confirmatory study using transcranial Doppler (TCD) flow velocity to assess the ability of the therapy to decrease stroke risk in children 2 to 14 years of age.

In recognition of the critical need for new SCD treatments, the FDA granted Oxbryta Breakthrough Therapy, Fast Track, Orphan Drug, and Rare Pediatric Disease designations for the treatment of patients with SCD. Additionally, Oxbryta received the prestigious 2021 Prix Galien USA award for “Best Biotechnology Product” from The Galien Foundation.

Oxbryta has been granted Priority Medicines (PRIME) designation from the European Medicines Agency (EMA), Oxbryta was designated by the European Commission (EC) as an orphan medicinal product for the treatment of patients with SCD, and Oxbryta was granted Promising Innovative Medicine (PIM) designation in the United Kingdom from the Medicines and Healthcare products Regulatory Agency (MHRA). In February 2022, the European Commission (EC) granted Marketing Authorization for Oxbryta for the treatment of hemolytic anemia due to SCD in adult and pediatric patients 12 years of age and older as monotherapy or in combination with hydroxycarbamide (hydroxyurea). In addition, the Ministry of Health and Prevention (MOHAP) in the United Arab Emirates (UAE) has granted marketing authorization for Oxbryta for the treatment of SCD in adults and children 12 years of age and older.

Please click here for Important Safety Information and full Prescribing Information including Patient Information for Oxbryta in the U.S.

About Global Blood Therapeutics
Global Blood Therapeutics (GBT) is a biopharmaceutical company dedicated to the discovery, development and delivery of life-changing treatments that provide hope to underserved patient communities. Founded in 2011, GBT is delivering on its goal to transform the treatment and care of sickle cell disease (SCD), a lifelong, devastating inherited blood disorder. The company has introduced Oxbryta® (voxelotor), the first FDA-approved medicine that directly inhibits sickle hemoglobin (HbS) polymerization, the root cause of red blood cell sickling in SCD. GBT is also advancing its pipeline program in SCD with inclacumab, a P-selectin inhibitor in Phase 3 development to address pain crises associated with the disease, and GBT021601 (GBT601), the company’s next generation HbS polymerization inhibitor. In addition, GBT’s drug discovery teams are working on new targets to develop the next generation of treatments for SCD. To learn more, please visit www.gbt.com and follow the company on Twitter @GBT_news.

Forward-Looking Statements
Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including statements containing the words “will,” “anticipates,” “plans,” “believes,” “forecast,” “estimates,” “expects,” and “intends,” or similar expressions. These forward-looking statements are based on GBT’s current expectations and actual results could differ materially. Statements in this press release may include statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. GBT intends these forward-looking statements, including statements regarding GBT’s priorities, commitment, dedication, focus, goals, mission, vision, and positioning; the safety, efficacy, and mechanism of action of Oxbryta, and other product characteristics; the commercialization, awareness, delivery, availability, use, and commercial and medical potential of Oxbryta, including the use, significance and potential of related initiatives; significance of the FDA’s approval of regulatory submissions to expand the approved use of Oxbryta for more patients and in a pediatric formulation in the U.S. and the marketing authorization for Oxbryta by the EC, including the potential to reach more patients; significance of data generated in 2021 and presented at ASH; payer coverage for Oxbryta, including coverage for patients aged 4 to less than 12; significance of the positive scientific opinion under EAMS, including patient access; ongoing and planned studies, clinical trials and registries, and related protocols, activities, timing, and other expectations; GBT’s financial position, outlook, guidance, and expectations; significance of activities and achievements in 2021 and opportunities and initiatives for potential growth; the COVID-19 pandemic and related expectations, including the potential impact on prescriptions; expanding the approved use of Oxbryta, including related regulatory and other activities and expectations; the potential impact of the capped call transactions, including with respect to dilution; impacting the treatment, care, and course of SCD and mitigating related complications; safety, efficacy, mechanism of action, advancement and potential of GBT’s drug candidates and pipeline; and working on new targets and discovering, developing, and delivering treatments, to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and GBT makes this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect GBT’s current views about its plans, intentions, expectations, strategies, and prospects, which are based on the information currently available to the company and on assumptions the company has made. GBT can give no assurance that the plans, intentions, expectations, or strategies will be attained or achieved, and, furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond GBT’s control, including, without limitation, risks and uncertainties relating to the COVID-19 pandemic, including the extent and duration of the impact on GBT’s business, including commercialization activities, regulatory efforts, research and development, corporate development activities, and operating results, which will depend on future developments that are highly uncertain and cannot be accurately predicted, such as the ultimate duration of the pandemic, travel restrictions, quarantines, social distancing, and business closure requirements in the U.S. and in other countries, and the effectiveness of actions taken globally to contain and treat the disease; the risks that GBT is continuing to establish its commercialization capabilities and may not be able to successfully commercialize Oxbryta; risks associated with GBT’s dependence on third parties for research, development, manufacture, distribution, and commercialization activities; government and third-party payer actions, including those relating to reimbursement and pricing; risks and uncertainties relating to competitive treatments and other changes that may limit demand for Oxbryta; the risks regulatory authorities may require additional studies or data to support continued commercialization of Oxbryta; the risks that drug-related adverse events may be observed during commercialization or clinical development; data and results may not meet regulatory requirements or otherwise be sufficient for further development, regulatory review, or approval; compliance with obligations under the Pharmakon loan; and the timing and progress of activities under GBT’s collaboration, license and distribution agreements; along with those risks set forth in GBT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and in GBT’s most recent Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission, as well as discussions of potential risks, uncertainties, and other important factors in GBT’s subsequent filings with the U.S. Securities and Exchange Commission. Except as required by law, GBT assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

References

  Centers for Disease Control and Prevention website. Sickle Cell Disease Research. https://www.cdc.gov/ncbddd/hemoglobinopathies/scdc-understanding-sickle-cell-disease.html. Accessed February 23, 2022.
  European Medicines Agency. https://www.ema.europa.eu/en/medicines/human/orphan-designations/eu3182125 Accessed February 23, 2022.
  Centers for Disease Control and Prevention website. Sickle Cell Disease (SCD). https://www.cdc.gov/ncbddd/sicklecell/data.html. Accessed February 23, 2022.
  National Heart, Lung, and Blood Institute website. Sickle Cell Disease. https://www.nhlbi.nih.gov/health-topics/sickle-cell-disease. Accessed February 23, 2022.
  Kato GJ, et al. Nat Rev Dis Primers. 2018;4:18010.
  Rees DC, et al. Lancet. 2010;376(9757):2018-2031.
  Kato GJ, et al. J Clin Invest. 2017;127(3):750-760.
  Caboot JB, et al. Paediatr Respir Rev. 2014;15(1):17-23.
  Kanter J, et al. Blood Rev. 2013 Nov;27(6):279-87.
  Oxbryta (voxelotor) tablets and tablets for oral suspension prescribing information. South San Francisco, Calif. Global Blood Therapeutics, Inc.; December 2021.

GLOBAL BLOOD THERAPEUTICS, INC.

Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)
Product sales, net	$56,099	$41,295	$194,749	$123,803
Costs and operating expenses:
Cost of sales	1,154	960	3,316	1,986
Research and development	58,965	41,068	212,135	155,122
Selling, general and administrative	78,942	58,640	266,988	210,851
Gain on lease modification	—	—	—	(984)
Total costs and operating expenses	139,061	100,668	482,439	366,975
Loss from operations	(82,962)	(59,373)	(287,690)	(243,172)
Other income (expense):
Interest income (expense), net	(4,250)	(2,340)	(14,747)	(3,975)
Other income (expense), net	(369)	(93)	(654)	(406)
Total other income (expense), net	(4,619)	(2,433)	(15,401)	(4,381)
Net loss	(87,581)	(61,806)	(303,091)	(247,553)
Other comprehensive income (loss):
Net unrealized loss on marketable securities, net of tax	(220)	(417)	(521)	(452)
Cumulative translation adjustment	99	—	319	—
Comprehensive loss	$(87,702)	$(61,806)	$(303,293)	$(248,005)
Basic and diluted net loss per common share	$(1.36)	$(1.00)	$(4.81)	$(4.04)
Weighted-average number of shares used in computing basic and diluted net loss per common share	64,488,886	61,849,456	62,963,317	61,334,037

GLOBAL BLOOD THERAPEUTICS, INC.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,
	2021	2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$684,717	$494,766
Short-term marketable securities	—	66,126
Other current assets	117,253	71,271
Total current assets	801,970	632,163
Long-term marketable securities	50,057	—
Property and equipment, net	34,918	37,882
Operating lease right-of-use assets	48,015	50,722
Other assets, noncurrent	4,248	3,235
Total assets	$939,208	$724,002
Liabilities and Stockholders’ Equity
Current liabilities:	87,998	79,032
Long-term debt, net	246,352	148,815
Convertible debt, net	334,089	—
Other noncurrent liabilities	74,359	79,998
Total liabilities	742,798	307,845
Total stockholders’ equity	196,410	416,157
Total liabilities and stockholders’ equity	$939,208	$724,002

Contact Information:
Steven Immergut (media)
+1 650-410-3258
simmergut@gbt.com

Courtney Roberts (investors)
+1 650-351-7881
croberts@gbt.com